Exhibit 10.34

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into by and between CVS Caremark Corporation, a Delaware corporation (the “Company” or “CVS”), and Per G.H. Lofberg (the “Executive”).

WHEREAS, the Company and Executive desire to enter into an agreement setting forth the terms of Executive’s employment as Executive Vice President, CVS Caremark Corporation and President, Pharmacy Benefit Services;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Term of Agreement.

(a) The term of this Agreement shall commence on January 1, 2010 (the “Effective Date”) and end on December 31, 2012 (the “Term of Agreement”), unless terminated earlier in accordance herewith.

(b) Effect of a Change in Control. In the event of a Change in Control (as that term is defined in the CVS Caremark Corporation Change in Control Agreement executed by Executive (the “CIC Agreement”), this entire Agreement, including Section 5, shall terminate immediately and shall have no further force or effect.

2.	Nature of Employment, Duties and Responsibilities.

(a) Generally. Executive is employed on an at-will basis by the Company or one of its subsidiaries, and the transfer of Executive’s employment to any of the Company’s operating subsidiaries shall not be deemed a termination of employment, provided that the subsidiary that employs Executive shall directly or indirectly control substantially all of the Company’s pharmacy benefits management business. The Company shall have the right to terminate Executive’s employment at any time for any reason or no reason without any obligation to Executive except as set forth in Section 4 of this Agreement. Executive shall have the right to terminate his employment at any time for any reason or no reason, and shall have the rights and obligations set forth in this Agreement and the applicable benefit and compensation plans and equity grant agreements.

(b) Duties. Executive shall have and perform such duties, responsibilities, and authorities as are specified by the Company from time to time and as are consistent with his position as Executive Vice President, CVS Caremark and President, Pharmacy Benefit Services. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absences approved by the Company), and his best efforts, abilities, experience, and talent to the business of the Company. Notwithstanding the foregoing, this Agreement shall not preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of Executive’s duties and responsibilities under this Agreement, and further provided that such activities do not violate the Executive Covenants set forth in Section 5 of this Agreement. The Company acknowledges that Executive serves on the Board of Directors of InVentiv Health, Inc. and XenoPort, Inc. which, as of the Effective Date, does not violate the Executive Covenants.

3.	Compensation and Benefits

(a) Base Salary. The Executive shall be paid an annualized salary (“Base Salary”), payable in accordance with the regular payroll practices of the Company. The Executive’s initial Base Salary pursuant to this Agreement shall be $900,000.00, subject to periodic review and possible increase by the Company, but the Base Salary shall not be decreased.

(b) Bonus Program. The Executive shall be eligible to participate in the Company’s annual Management Incentive Plan (the “MIP”). Payment of annual incentive awards shall be determined in accordance with the MIP. The Executive’s target bonus opportunity under the MIP shall be 130% of Base Salary.

(c) Stock Options and Restricted Stock Units. The Executive shall be eligible to participate in the Company’s stock option and restricted stock unit programs. Awards shall be governed by the CVS Caremark Corporation 1997 Incentive Compensation Plan, as amended, or any successor plan (collectively, the “ICP”) and the applicable award agreements. The Executive’s annual equity value target shall be $2,000,000.00, provided that the actual value of the grant shall be determined by the Company in its sole discretion. The annual equity grant for Executive shall be granted fifty per cent (50%) in stock options and fifty per cent (50%) in restricted stock units, and the grant agreements for 2010 shall be substantially in the forms attached hereto.

(d) Long-Term Incentive Plan. The Executive shall be entitled to participate in the Company’s Long-Term Incentive Plan (“LTIP”) for the period from January 1, 2010 through December 31, 2012, with a target award of $3,000,000.00, and the Company may, in its sole discretion, offer Executive the opportunity to be eligible for LTIP awards in subsequent performance periods. All LTIP awards will be governed by the terms of the LTIP.

(e) Sign-On Investment Opportunity. Executive will be entitled to participate in the Company’s Partnership Equity Program (“PEP”) and shall be credited with an initial pre-tax investment of $1,500,000.00.

(f) Employee Benefit Programs. During the Term of Agreement, the Executive shall be entitled to participate in such employee retirement and welfare benefit plans and programs of the Company as are made available to the Company’s similarly-situated executives (as determined by the Company) or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability, and life insurance plans. The Company reserves the right to suspend, amend, or terminate any benefit plans or programs at any time in its sole discretion.

4.	Termination of Employment.

(a) Termination Due to Executive’s Resignation or Death. If Executive terminates his employment for any reason or if Executive’s employment ends due to the Executive’s death, Executive will be entitled to receive his Base Salary earned through the last day of employment (the “Separation Date”). In addition, if Executive’s employment ends due to the Executive’s death, the Company shall pay Executive’s estate a pro rata MIP award for the year in which Executive’s termination occurs, determined in accordance with the MIP and paid at such time as MIP awards are paid to current employees generally. All other benefits due to Executive following the termination of employment will be determined in accordance with the applicable plans and policies and equity grant agreements.

(b) Termination by the Company for Cause.

(i) If the Company terminates the Executive’s employment for “Cause”, Executive shall be entitled to receive his Base Salary earned through the Separation Date. All other benefits due to Executive following the termination of employment will be determined in accordance with the applicable plans and policies and equity grant agreements.

(ii) “Cause” shall exist if the Executive:

(A) willfully and materially breaches Section 5 of this Agreement or any contractual or common law obligations regarding protection of the Company’s confidential information, competition with the Company or solicitation of the Company’s customers or employees;

(B) willfully and materially violates a material provision of the CVS Caremark Code of Conduct or any of the Company’s other material policies;

(C) engages in serious misconduct unrelated to Executive’s job (e.g., drug use or criminal conviction) and that is meaningfully detrimental to the Company’s reputation and/or to Executive’s ability to perform his duties;

(D) willfully engages in conduct that is meaningfully detrimental to the Company’s reputation; or

(E) engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties to the Company.

(c) Termination by the Company Without Cause or by Executive for Good Reason.

(i) Severance. If Executive’s employment is terminated by the Company under circumstances that constitute a “Termination Without Cause” or by the Executive under circumstances that constitute a “Termination by Executive for Good Reason,” each as defined below, then Executive shall be entitled to and his sole remedies under this Agreement shall be:

(A) Base Salary earned through the Separation Date and benefits due to Executive upon termination in accordance with the plans and policies of the Company;

(B) severance pay in the form of Executive’s Base Salary, paid on a monthly basis at the monthly rate in effect on the Separation Date, for a period of 12 months (the “Severance Period”);

(C) pro rata MIP award for the year in which Executive’s termination occurs, determined in accordance with the MIP and paid at such time as awards are paid to current employees generally;

(D) treatment of existing stock option, restricted stock unit, LTIP and PEP awards in accordance with the ICP and the award agreements and plans, including any provisions relating to continued vesting during the Severance Period;

(E) continued participation in all medical, dental and vision insurance plans pursuant to COBRA (subject to Executive’s continued contribution at the same contribution rate as current employees receiving like coverage) until the earlier of: (A) the end of the Severance Period; or (B) the date the Executive receives coverage under the plans and programs of a subsequent employer; provided that in the event that Executive is entitled to such participation beyond the time that Executive may participate in the plans pursuant to COBRA, the Company shall pay to Executive a monthly cash amount equal, on an after-tax basis, to the amount that the Company contributed on a monthly basis to continue Executive’s coverage under COBRA.

(ii) A “Termination Without Cause” means the Company terminates Executive’s employment with the employing entity in the absence of Cause, the Executive’s resignation or the Executive’s death.

(iii) A “Termination by Executive for Good Reason” means the termination of Executive’s employment at his initiative following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination): (A) an assignment of any duties to Executive which are materially inconsistent with Executive’s status as a member of the senior management of CVS Caremark; (B) a decrease in Executive’s annual Base Salary, or a decrease in his target annual incentive award opportunity below 130% of his Base Salary; or (C) Executive is required to perform substantially all of his duties at any Company location. Notwithstanding the foregoing, no termination of Executive’s employment shall constitute a Termination by Executive for Good Reason unless Executive notifies the Company in writing no later than ninety (90) days after the initial existence of the applicable event described above and such event is not remedied by the Company within thirty (30) days of the Company’s receipt of such notice from the Executive.

(iv) Release and Compliance With Executive Covenants. Executive’s eligibility for and receipt of the payments and benefits set forth in this Section 4(c) is contingent on (A) Executive’s execution of the severance agreement provided by the Company (which will include a full release of claims against the Company and reaffirmation of the Executive Covenants set forth in Section 5) within 30 days after the Separation Date and (B) Executive’s compliance with the Executive Covenants set forth in Section 5.

(v) Exclusivity of Severance Payments. Upon termination of the Executive’s employment during the Term of Agreement, Executive shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by Executive of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 4(c).

(vi) Sunset of Severance Entitlement. Executive shall not be entitled to the benefits and payments referred to in Section 4(c) above for any termination of employment that occurs after December 31, 2012.

5.	Executive Covenants.

(a) Non-Competition. During the Executive’s employment with the Company or one of its subsidiaries and during the 24-month period following the termination of Executive’s employment for any reason (the “Non-Competition Period”), Executive will not, directly or indirectly, engage in Competition with the Company. “Competition” shall mean engaging in any activity for a Competitor of the Company, whether as a principal, agent, partner, officer, director, employee, independent contractor, investor, consultant or stockholder (except as a less-than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean any person, corporation or other entity (and its parents, subsidiaries, affiliates and assigns) doing business in any geographical area in which the Company or any of its subsidiaries or affiliates are doing or have imminent plans to do business, and which is engaged in the operation of: (a) a retail business which includes or has imminent plans to include a pharmacy (i.e. the sale of prescription drugs) as an offering or component of its business, including but not limited to, chain drug store companies such as Walgreen Co. and Rite Aid Company, mass merchants such as Wal-Mart Stores, Inc. and Target Corp., and food/drug combinations such as The Kroger Co. and Supervalu Inc.; and/or (b) a business which includes or has imminent plans to include mail order prescription, specialty pharmacy and/or pharmacy benefits management or any other services offered by Caremark Rx, LLC as an offering or component of its business, such as Medco Health Solutions, Inc. or Express Scripts, Inc., and/or (c) a business which includes or has imminent plans to include offering, marketing or the sale of basic acute health care services at retail or other business locations, similar to the services provided by MinuteClinic, LLC (and excluding hospitals, private physicians’ offices or other businesses dedicated to the direct provision of health care services). During Executive’s employment by the Company or one of its subsidiaries and during the Non-Competition Period, Executive will not, directly or indirectly, engage in any activity that involves providing audit review or other consulting or advisory services with respect to any relationship between the Company and any third party.

(b) Non-Solicitation. Executive will not, directly or indirectly, during his employment or during the Non-Competition Period: (a) solicit, accept, or attempt to solicit or accept business from any customer, prospective customer, consultant, joint venture partner, independent contractor, or supplier of the Company for the purpose of offering, selling or providing products or services that, directly or indirectly, compete or interfere with the business of the Company; or (b) hire, solicit, or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or to reduce the services that he or she provides to the Company or any of its subsidiaries.

(c) Non-Disclosure of Confidential Information.

(i) Executive will not at any time, whether during or after the termination of Executive’s employment, reveal to any person or entity any of the trade secrets or Confidential Information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing Executive’s duties as an employee of the Company. The Company’s Confidential Information includes but is not limited to non-public information such as computer code generated or developed by the Company; software or programs and related documentation; strategic compilations and analysis; strategic processes; business or financial methods, practices and plans; non-public pricing; operating margins; marketing, merchandising and selling techniques and information; customer lists; details of customer agreements; pricing arrangements with drug manufacturers; pharmacy reimbursement rates; expansion strategies; real estate strategies; operating strategies; sources of supply; employee compensation and benefit plans, and patient records (collectively, “Confidential Information”). Executive shall keep secret all such matters entrusted to him and Executive shall not use or attempt to use any Confidential Information on behalf of any person or entity other than the Company, or in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (B) regarding the Company’s business or industry properly acquired by Executive in the course of his career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the pharmacy benefit management and/or retail pharmacy industry shall be deemed to be known or available to the public.

(ii) Further, during his employment, Executive shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of Company. Executive shall not, after the termination of his employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials. All of the foregoing shall be and remain the sole and exclusive property of the Company and, immediately upon the termination of his employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

(d) Ownership and Return of the Company’s Property. On or before the Separation Date, Executive shall return to the Company all property of the Company in Executive’s possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by Executive in connection with the performance of his duties for the Company, such as files, correspondence, communications, memoranda, e-mails, slides, records, and all other documents, no matter how produced or reproduced, all computer equipment, communication devices (including but not limited to any BlackBerry or other portable digital assistant or device), computer programs and/or files, and all office keys and access cards. It is hereby acknowledged that all of said items are the sole and exclusive property of the Company.

(e) Rights to Inventions, Works.

(i) Inventions Retained and Licensed. Executive has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. Executive agrees that Executive will not incorporate, or permit to be incorporated, any Prior Invention owned by him or in which Executive has an interest into a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of his employment with the Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(ii) Assignment of Inventions. Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Inventions”). All original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and as such are the sole property of the Company. Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

(iii) Maintenance of Records. Executive shall keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(iv) Patent and Copyright Registrations. Executive shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

(v) Exception to Assignments. The provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any invention that Executive has developed entirely on his own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that Executive performed for the Company. Executive will advise the Company promptly in writing of any inventions that Executive believes meets the foregoing criteria and is not otherwise disclosed on Exhibit A.

(f) Cooperation.

(i) In the event Executive receives a subpoena, deposition notice, interview request, or any other inquiry, process or order relating to any civil, criminal or administrative investigation, suit, proceeding or other legal matter relating to the Company from any investigator, attorney or any other third party, Executive agrees to promptly notify the Company’s Chief Legal Officer by telephone and in writing. Without limiting the generality of the preceding sentence, in the event Executive receives a subpoena, deposition notice, interview request, or any other inquiry, process or order which requires or may reasonably be construed to require Executive to produce Confidential Information, Executive shall promptly: (i) notify the Company’s Chief Legal Officer of the item, document, or information sought by such subpoena, deposition notice, interview request, or other inquiry, process or order; (ii) furnish the Company’s Chief Legal Officer with a copy of said subpoena, deposition notice, interview request, or other inquiry, process or order; and (iii) provide reasonable cooperation with respect to any procedure that the Company may initiate to protect Confidential Information or other interests. If the Company objects to the subpoena, deposition notice, interview request, inquiry, process, or order, Executive shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. Any disclosure of Confidential Information that is legally required or may reasonably be construed to be required to be made, and that is made after following the procedures set forth above and in accordance with this Section 5(f)(i) shall not be a breach of Section 5(c) of this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from testifying truthfully in any legal proceeding.

(ii) Executive shall cooperate fully with the Company, its subsidiaries and affiliates, and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which Executive was directly or indirectly involved while serving as an employee of the Company and/or its subsidiaries or affiliates. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Company and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel (outside and in-house), and making himself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Company. The Company agrees to reimburse Executive for any reasonable and necessary out-of-pocket costs associated with his cooperation.

6.	Breach, Injunctive Relief, and Attorneys Fees.

Executive agrees that any breach of this Agreement by Executive will cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of Executive’s obligations hereunder, and without providing a bond to the extent permitted by the applicable rules of civil procedure. Any breach by Executive shall immediately relieve the Company of any obligation to provide Executive with any post-termination payments or benefits set forth in Section 4(c).

7.	Miscellaneous

(a) No Conflicting Agreements. Executive represents that the performance of Executive’s duties with the Company and Executive’s compliance with all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company.

(b) Severability. Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law.

(c) Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive’s participation in any other employee benefit or other plans or programs in which Executive currently participates.

(d) Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The obligations and duties of Executive hereunder are personal and not assignable by Executive.

(e) Entire Agreement. This Agreement and the applicable benefit, equity and incentive plans and equity grant agreements, contain the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

(f) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

(g) Taxation. The Company makes no guarantees or representations with respect to the taxability of any payments set forth herein. Nevertheless, the Executive and Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that to the extent any provisions of this Agreement do not comply with such Section 409A the parties will make such changes as are mutually agreed upon in order to comply with Section 409A. In all events, to the extent required to avoid a violation of the applicable rules under all Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code.

(h) Survivorship. Except as set forth in Section 1(b), the Executive Covenants set forth in Section 5 shall survive the Executive’s termination of employment, regardless of the reason for such termination.

(i) Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Rhode Island without reference to principles of conflict of laws. The Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for Rhode Island or (ii) any of the courts of the State of Rhode Island. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

(j) Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	CVS Caremark Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
Attention: Corporate Secretary

If to the Executive:	Mr. Per G.H. Lofberg
63 East 92nd Street
New York, New York 10128

with a copy to:

Laurence M. Moss
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

(k) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(l) Counterparts. This Agreement may be executed in two or more counterparts.

PER G.H. LOFBERG	CVS CAREMARK CORPORATION

/s/ Per G.H. Lofberg	By:	/s/ V. Michael Ferdinandi
	Name: Title:	V. Michael Ferdinandi Senior Vice President and Chief Human Resources Officer

Date:	Date: